Exhibit 99.2

News

For immediate release
NYSE: BWS

Contact:
Erin Conroy, Brown Shoe
718.913.0960, econroy@brownshoe.com

Brown Shoe Announces Changes in Senior Leadership

ST. LOUIS (November 17, 2009) – Brown Shoe Company, Inc. (NYSE: BWS, www.brownshoe.com) will make a series of changes within its leadership team as Division President-Wholesale Gary Rich and Division President-Retail Joe Wood announce their plans to retire in 2010.  Both will remain with Brown Shoe until early 2010 to facilitate an orderly succession of their responsibilities to leaders within the company, all of whom have had increasing responsibilities in recent years and also bring significant industry experience to their new roles.

“Over his more than 20 years with Brown Shoe, Gary Rich has had a positive and lasting influence on many of our wholesale brands, from the revitalization of Naturalizer in 2004 that increased our ability to bring consumers the comfort and style they expect, to the continuing development of Dr. Scholl’s into a leading footwear brand.  He also established Brown Shoe’s leadership in the celebrity artist category by forging partnerships with top entertainers like Carlos Santana, Fergie and Reba McEntire.  Gary’s emphasis on retail partnerships and keen consumer insights are the foundation for this area of our business, and that spirit will remain as we continue its growth,” said Brown Shoe President and Chief Operating Officer Diane Sullivan.

Sullivan continued, “Since joining the company in 2002, Joe Wood’s vision and unrelenting focus on our customers have guided outstanding work across the organization in growing Famous Footwear into one of the largest footwear retailers selling brand name shoes for the entire family.  The collaborative relationships he has built with vendor partners ensure our shoppers will find a fresh assortment of the brands they love, and the right shoes at the right time.  Through these and countless other initiatives, Joe has become an indelible part of Famous Footwear’s legacy.”

Rick Ausick, currently Division President-Brown Shoe Wholesale with responsibility for Naturalizer, Via Spiga, Franco Sarto, Etienne Aigner, Vera Wang Lavender and Nickels Soft, will assume the role of Division President-Famous Footwear.  Ausick joined the company in 2002 as Famous Footwear’s Senior Vice President and Chief Merchandising Officer, and worked closely with Wood as the chain transformed into a compelling retailer of nationally recognized brands for the family offering consumers convenience and everyday value.  Ausick assumed his wholesale responsibilities in 2006.

Mark Lardie will assume the role of Division President-Wholesale, with responsibility for Naturalizer, Dr. Scholl’s and LifeStride, as well as the company’s specialty retail stores.  Lardie joined Famous Footwear as Vice President-General Merchandise Manager in 2005, and was named Senior Vice President-General Merchandise Manager in 2006.  He has worked closely with the buying teams to enhance the chain’s footwear offering for consumers.

Dan Friedman will be named Division President-Wholesale, Product and Sourcing, with oversight for Women’s Specialty, Children’s and celebrity artist brands, including Carlos by Carlos Santana and Fergie.  Friedman joined Brown Shoe in 2006 as Senior Vice President-Product Development and Sourcing, and will maintain his responsibility for the company’s worldwide sourcing operations and product development initiatives.

Clay Jenkins will assume the role of Senior Vice President-Specialty Brands, adding Brown Shoe’s celebrity artist lines to his current responsibility for Women’s Specialty and Children’s.  Jenkins has held a series of positions since joining Brown Shoe in 1989, most recently Senior Vice President-Brown Wholesale.

Jay Schmidt will expand his current role to become Senior Vice President-Wholesale, Better and Image Brands, adding responsibility for Franco Sarto, Etienne Aigner and Nickels Soft to his oversight of Via Spiga and Vera Wang Lavender Label.  Schmidt joined Brown Shoe in 2008 as Senior Vice President and General Manager-Image Brands.

John Mazurk will assume the role of Senior Vice President-Consumer and Retail Business Development, with oversight for the Direct to Consumer area, including shoes.com and other branded e-commerce sites, and will spearhead the creation of a dedicated digital and social media competency.  Mazurk joined the company in 2002 as Senior Vice President-Retail Sales for Famous Footwear, was named Senior Vice President-Specialty Retail including Naturalizer retail in 2005, and additionally assumed Naturalizer wholesale in 2008.

“Gary’s and Joe’s leadership, innovation, bold moves and passion for the customer have been instrumental in driving growth at Brown Shoe.  Their countless contributions have set the cornerstone for building the future of this company, and I thank them for their dedication.  Brown Shoe’s philosophy on seeking out and developing top talent ensures we have the right people within the company to manage through this change while retaining our consumer focus.  I am confident our leadership team will continue to consistently deliver style, convenience, quality and value to our customers,” said Brown Shoe Chairman and Chief Executive Officer Ron Fromm.

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About Brown Shoe
Brown Shoe is a $2.2 billion footwear company with global operations. Brown Shoe's Retail division operates Famous Footwear, the more than 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer Shoes.com. Through its Wholesale divisions, Brown Shoe markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Via Spiga, and Sam Edelman. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com